Exhibit 10.5
JAZZ PHARMACEUTICALS PLC
AMENDED AND RESTATED
EXECUTIVE CHANGE IN CONTROL AND SEVERANCE BENEFIT PLAN
SECTION 1.    INTRODUCTIONS.
The Jazz Pharmaceuticals plc Amended and Restated Executive Change in Control and Severance Benefit Plan (the “Plan”) was originally established effective as of May 1, 2007 (the “Effective Date”) and was amended and restated effective as of February 17, 2009, October 24, 2011, February 14, 2012, April 24, 2012, July 31, 2013, February 10, 2016 and July 31, 2019.
The purpose of the Plan is to provide for the payment of severance benefits to certain eligible executive employees of U.S. Affiliates of Jazz Pharmaceuticals plc in the event that such employees are subject to a Covered Termination. Except as provided in Section 6(a)(iv), this Plan shall supersede any individual agreement between the Company or any Affiliate and a Participant, and any other plan, policy or practice, whether written or unwritten, maintained by the Company or any Affiliate with respect to a Participant (other than any such plan, policy or practice that provides for benefits upon the Participant’s death or Disability), in each case to the extent that such agreement, plan, policy or practice provides for benefits upon a Covered Termination. This Plan document also constitutes the Summary Plan Description for the Plan.
SECTION 2.    DEFINITIONS.
For purposes of the Plan, the following terms are defined as follows:
(a)    “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act of 1933, as amended, and any “holding company” or “subsidiary” of the Company as such terms are defined in Section 8 and 7 respectively of the Companies Act. The Plan Administrator shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(b)    “Base Salary” means a Participant’s annual base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation).
(c)    “Board” means the Board of Directors of the Company.
(d)    “Bonus Multiplier” means the quotient obtained by dividing the number of full months that a Participant is employed by the Company or an Affiliate during the calendar year in which the Participant’s Covered Termination occurs by twelve (12).

(e)    “Bonus Percentage” means the greater of:
(i)    the highest amount of any annual bonus paid to a Participant by the Company or an Affiliate for (x) either of the last two (2) calendar years prior to the date of the Participant’s Covered Termination or (y) either of the last two (2) calendar years prior to the Change in Control, in each case expressed as a percentage of the Participant’s Base Salary for the applicable year; or
(ii)    the higher of the Participant’s target bonus for (x) the calendar year in which the Participant’s Covered Termination occurs or (y) the calendar year in which the Change in Control occurs, in each case expressed as a percentage of the Participant’s Base Salary for such year. For purposes of the foregoing and this Plan, in the case of any Participant with a title of Vice President on the date of the Participant’s Covered Termination, the Participant’s target bonus for the calendar year in which the Participant’s Covered Termination occurs or for the calendar year in which the Change in Control occurs shall mean, in each case, thirty percent (30%) of the Participant’s Base Salary for such year, notwithstanding any contrary provision set forth in any bonus or other plan maintained by the Company or an Affiliate.
(f)    “Cause” means the occurrence of any one or more of the following: (i) the Participant’s unauthorized use or disclosure of the confidential information or trade secrets of the Company or an Affiliate which use or disclosure causes material harm to the Company or an Affiliate; (ii) the Participant’s material breach of any written agreement between the Participant and the Company or an Affiliate, or the Participant’s material violation of any statutory duty owed to the Company or an Affiliate, in either case which remains uncured for ten (10) business days after receiving written notification of the breach or violation from the Board or its designee; (iii) the Participant’s material failure to comply with the written policies or rules of the Company or an Affiliate which remains uncured for ten (10) business days after receiving written notification of the failure from the Board or its designee; (iv) the Participant’s conviction of, or plea of “guilty” or “no contest” to, any crime involving fraud, dishonesty or moral turpitude under the laws of any United States federal, state or local authority or any foreign governmental authority; (v) the Participant’s gross misconduct, including but not limited to attempted or actual commission of, participation or cooperation in, fraud or act of dishonesty against the Company or an Affiliate; (vi) the Participant’s continuing failure to perform assigned duties after receiving written notification of the failure from the Board or its designee; or (vii) the Participant’s failure to reasonably cooperate in good faith with a governmental or internal investigation of the Company or any of its Affiliates, directors, officers or employees, if the Board or its designee has requested the Participant’s cooperation.
(g)    “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)    any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than thirty percent (30%) of the combined voting power of the Company’s then outstanding securities. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur on account of the acquisition of securities of the Company directly from the Company;

(ii)    there is consummated a compromise or arrangement sanctioned by the Irish courts under the Companies Act, a scheme, contract or offer which has become binding on all shareholders of the Company pursuant to Section 457 of the Companies Act or a bid pursuant to Regulation 23 or 24 of the European Communities (Takeover Bids (Directive 2004/25/EC)) Regulations 2006 (as may be amended, updated or replaced from time to time), an offer or reverse takeover transaction which has been completed pursuant to the Irish Takeover Panel Act, 1997, Takeover Rules, 2013, or a reorganization, merger, statutory share exchange, consolidation or similar transaction involving (directly or indirectly) the Company (each, a “Business Combination”) and (A) immediately after the consummation of such Business Combination, the shareholders of the Company immediately prior thereto do not Own, directly or indirectly, either outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity or ultimate parent of the surviving Entity in such Business Combination in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such Business Combination, (B) an Exchange Act Person becomes the Owner, directly or indirectly, of securities representing more than thirty percent (30%) of the combined voting power of the surviving Entity or ultimate parent of the surviving Entity through the Business Combination, or (C) at least a majority of the members of the board of directors of the ultimate parent (or if there is no parent, the surviving Entity) immediately following such Business Combination were not Incumbent Board Members (as defined below) at the time the Board approved the execution of the definitive agreement providing for such Business Combination;
(iii)    the shareholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;
(iv)    there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by shareholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, exclusive license or other disposition; or
(v)    individuals who, on February 10, 2016, are members of the Board (the “Incumbent Board Members”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the Incumbent Board Members then still in office, such new member shall, for purposes of the Plan, be considered as an Incumbent Board Member, but excluding for purposes of the Plan any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any person or Entity other than the Board.
(h)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(i)    “Code” means the Internal Revenue Code of 1986, as amended.

(j)    “Companies Act” means the Companies Act 2014 of Ireland, together with all statutory modifications and re-enactments thereof and all statutes and statutory instruments which are to be read as one with, or construed or read together as one with, the aforementioned enactments and every statutory modification and re-enactment thereof for the time being in force.
(k)    “Company” means:
(i)    prior to a Change in Control, Jazz Pharmaceuticals plc; and
(ii)    on or after a Change in Control, (A) Jazz Pharmaceuticals plc in the event that the surviving Entity resulting from a Change in Control is Jazz Pharmaceuticals plc, (B) the surviving Entity resulting from a Change in Control in the event that such surviving Entity is not Jazz Pharmaceuticals plc, (C) any Entity to which the assets of Jazz Pharmaceuticals plc and its Subsidiaries are sold, leased, exclusively licensed or otherwise disposed of in the event of a Change in Control under Section 2(g)(iv), or (D) any other successor to Jazz Pharmaceuticals plc in the event of a Change in Control, as applicable;
provided, however, that in the event Jazz Pharmaceuticals plc completes a reorganization that is not in connection with a Change in Control that results in Jazz Pharmaceuticals plc no longer being the ultimate parent company and reporting company under the Exchange Act, then “Company” means the ultimate parent that directly or indirectly holds Jazz Pharmaceuticals plc.
(l)    “Constructive Termination” means a termination of a Participant’s employment with the Company or an Affiliate as a result of the Participant’s resignation of such employment for Good Reason; provided, however, that in order for such termination to constitute a Constructive Termination, the Participant must (i) provide written notice to the Company’s General Counsel (or equivalent position) within thirty (30) days after the first occurrence of the action or event constituting Good Reason setting forth the basis for such resignation, (ii) allow the Company at least thirty (30) days from receipt of such written notice to cure such action or event, and (iii) if such action or event is not reasonably cured within such period, resign from all positions the Participant then holds with the Company and any Affiliate effective not later than ninety (90) days after the expiration of such cure period.
(m)    “Covered Termination” means either (i) an Involuntary Termination Without Cause, or (ii) a Constructive Termination, in each case effective upon or within twelve (12) months following a Change in Control.
(n)    “Disability” means, with respect to a Participant, the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and shall be reasonably determined by the Board or its designee on the basis of such medical evidence as the Board or its designee deems warranted under the circumstances.
(o)    “Entity” means a corporation, partnership, limited liability company, or other entity.
(p)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(q)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(r)    “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, or (iv) an Entity Owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their Ownership of shares of the Company.
(s)    “Final Base Salary” means the higher of a Participant’s Base Salary in effect (x) on the date of the Participant’s Covered Termination (without giving effect to any reduction in Base Salary that would constitute Good Reason for Constructive Termination) or (y) immediately prior to the Change in Control; provided, however, that if the Participant has, during the twelve (12) months prior to the date of the Participant’s Covered Termination or the Change in Control, as applicable, taken a voluntary pay reduction, then the Participant’s Final Base Salary will be determined without regard to such voluntary pay reduction.
(t)    “Good Reason” means the occurrence of any one or more of the following actions or events effected without a Participant’s written consent:
(i)    one or more reductions in the Participant’s Base Salary that results in a total reduction in the Participant’s Base Salary, as in effect immediately prior to the Change in Control or any higher Base Salary in effect following the Change in Control, by more than ten percent (10%);
(ii)    a relocation of the Participant’s principal place of employment that increases the Participant’s one-way commute by more than thirty-five (35) miles;
(iii)    a substantial reduction in the Participant’s authority, duties or responsibilities (and not simply a change in reporting relationships) as in effect immediately prior to the Change in Control; provided that if (i) the Participant continues to hold the same position but the size of the Participant’s employing Entity (or the business unit to which the Participant is assigned) has decreased significantly or (ii) neither the Company nor the Participant’s employing Entity continues to be a publicly-traded corporation, the Participant’s authority, duties and responsibilities will be considered to be substantially reduced;
(iv)    a reduction in the Participant’s title (i.e., the Participant no longer has a “Vice President,” “Senior Vice President,” “Executive Vice President,” “Chief Executive Officer”, “Executive Chairman” or “President” title, as applicable to the Participant); or
(v)    required travel by the Participant on the Company’s or an Affiliate’s business is substantially increased compared with the Participant’s business travel obligations prior to the Change in Control.

(u)    “Involuntary Termination Without Cause” means a termination by the Company or an Affiliate of a Participant’s employment for any reason other than for Cause. For purposes of the foregoing and the Plan, a termination of employment of a Participant due to the Participant’s death or Disability shall constitute an Involuntary Termination Without Cause.
(v)    “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(w)    “Participant” means an individual who is an employee of a U.S. Affiliate and who has been designated a “Participant” by the Plan Administrator in its sole discretion (either by a specific written designation or by virtue of being a member of a class of employees who have been so designated).
(x)    “Plan Administrator” means the Board or any committee duly authorized by the Board to administer the Plan. The Plan Administrator may, but is not required to be, the Compensation Committee of the Board. The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee to act as the Plan Administrator.
(y)    “Release” has the meaning set forth in Section 5(a).
(z)    “Stock Award” means any option, right or other stock award described in Section 4(c).
(aa)    “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other Entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).
(bb)    “U.S. Affiliate” means any Affiliate incorporated in the United States of America.
SECTION 3.    ELIGIBILITY FOR BENEFITS.
(a)    General Rules. Subject to the limitations set forth in this Section 3, Section 5 and Section 6, in the event of a Participant’s Covered Termination, the Company shall provide the benefits described in Sections 4(a), 4(b) and 4(c) to the Participant.
(b)    Exceptions to Benefit Entitlement. A Participant will not receive benefits under the Plan (or will receive reduced benefits under the Plan) in the following circumstances, as determined by the Plan Administrator in its sole discretion:
(i)    The Participant’s employment with the Company or an Affiliate terminates or is terminated for any reason other than a Covered Termination.

(ii)    The Participant voluntarily terminates employment with the Company or an Affiliate in order to accept employment with another Entity that is controlled (directly or indirectly) by the Company or is otherwise an Affiliate.
(iii)    The Participant does not confirm in writing that he or she is and shall be subject to the Employee Confidential Information and Inventions Agreement (or other similar agreement with a different name relating to confidentiality obligations) entered into by the Participant in connection with his or her employment with the applicable Affiliate (the “Employee Confidentiality Agreement”) and the Company’s Code of Conduct as then in effect during any notice or post-termination period.
(iv)    The Participant does not confirm in writing that he or she is and shall be subject to the obligations described in Section 3(c).
(v)    Following the Participant’s Covered Termination but prior to the date benefits under the Plan are scheduled to commence, the Participant commences employment with the Company or an Affiliate for an identical or substantially equivalent or comparable position as the Participant’s position with the Company or an Affiliate on the date of the Participant’s Covered Termination. For purposes of the foregoing, a “substantially equivalent or comparable position” is one that provides the Participant substantially the same level of responsibility and Base Salary as the Participant’s position with the Company or an Affiliate on the date of the Participant’s Covered Termination.
(vi)    Prior to the date of the Participant’s Covered Termination, the Participant is offered an identical or substantially equivalent or comparable position in the U.S. with the Company or an Affiliate as the Participant’s then current position with the Company or an Affiliate. For purposes of the foregoing, a “substantially equivalent or comparable position” is one that provides the Participant substantially the same level of responsibility and Base Salary as the Participant’s then current position; provided, however, that a Participant shall not be considered to be offered a “substantially equivalent or comparable position” if a resignation by the Participant would constitute a Constructive Termination.
(vii)    The Participant has failed to execute or has revoked the Release described in Section 5(a).
(viii)    The Participant fails to return all Company Property. For this purpose, “Company Property” means all documents (and all copies thereof) and other property of the Company or an Affiliate which the Participant had in his or her possession at any time, including, but not limited to, files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, printers, facsimile machines, mobile telephones and other mobile devices, and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which is owned by the Company or an Affiliate or contain or embody any proprietary or confidential information of the Company or an Affiliate (and all reproductions thereof in whole or in part).

(c)    Termination of Benefits. A Participant’s right to receive benefits under this Plan shall terminate immediately if, at any time prior to or during the period for which the Participant is receiving benefits hereunder, the Participant, without the prior written approval of the Plan Administrator, willfully breaches a material provision of the Participant’s Employee Confidentiality Agreement or the Company’s Code of Conduct.
SECTION 4.    AMOUNT OF BENEFITS.
Subject to the limitations set forth in Section 3, Section 5 and Section 6, in the event of a Participant’s Covered Termination, the Participant shall be entitled to receive the benefits described in Sections 4(a), 4(b) and 4(c).
(a)    Cash Severance Payment. The Company shall make a cash severance payment to the Participant in an amount equal to the sum of:
(i)    the Participant’s Final Base Salary multiplied by the percentage set forth below that applies to the Participant, plus
(ii)    the product of (A) the Participant’s Final Base Salary, (B) the Participant’s Bonus Percentage and (C) the percentage set forth below that applies to the Participant, plus
(iii)    the product of (A) the Participant’s Final Base Salary, (B) the Participant’s Bonus Percentage and (C) the Participant’s Bonus Multiplier;
provided, however, that the amount of such cash severance payment shall be reduced by the amount of any payment made to or earned by the Participant on or prior to the date of the Participant’s Covered Termination for performance for the calendar year in which the Covered Termination occurs under any bonus (including sales or incentive compensation) plan maintained by the Company or an Affiliate (which, for purposes of clarification and as determined by the Plan Administrator, shall not include any one-time or extraordinary bonus payments made to or earned by the Participant outside of a plan for performance for such calendar year). Such cash severance payment shall be paid in accordance with Section 6.

If the Participant is at the time of the Covered Termination a:	Applicable Percentage:
Vice President	100%
Senior Vice President, Executive Vice President, or above (but not Chief Executive Officer, Executive Chairman or President)	150%
Chief Executive Officer, Executive Chairman or President	200%
(b)    Health Continuation Coverage.
(i)    Provided that the Participant is eligible to continue coverage under a health, dental or vision insurance plan sponsored by the Company or an Affiliate upon the Participant’s Covered

Termination pursuant to COBRA and the Participant makes an election to continue such coverage pursuant to COBRA within the time period prescribed under COBRA, the Participant shall be entitled to payment by the Company of all of the applicable COBRA premiums for such health, dental or vision insurance plan coverage from the date of the Participant’s Covered Termination through the earliest of (A) a period of twelve (12) months following such date in the case of a Vice President, eighteen (18) months following such date in the case of a Senior Vice President, Executive Vice President, or above (but not the Chief Executive Officer, Executive Chairman or President), and twenty-four (24) months following such date in the case of the Chief Executive Officer, Executive Chairman or President, (B) the Participant’s death or (C) the effective date of the Participant’s coverage by a health, dental or vision insurance plan of a subsequent employer (such period from the date of the Participant’s Covered Termination through the earliest of (A) through (C), the “COBRA Payment Period”), with such coverage counted as coverage pursuant to COBRA. Such COBRA premium payments shall be inclusive of premiums for the Participant’s eligible dependents for such health, dental or vision insurance plan coverage as in effect immediately prior to the date of the Participant’s Covered Termination, provided that such dependents continue to be eligible for such coverage during the COBRA Payment Period.
(ii)    No COBRA premium payments (or any other payments for health, dental or vision insurance plan coverage by the Company or an Affiliate) shall be made following the Participant’s death or the effective date of the Participant’s coverage by a health, dental or vision insurance plan of a subsequent employer. Each Participant shall be required to provide written notification to the Plan Administrator immediately if the Participant becomes covered by a health, dental or vision insurance plan of a subsequent employer.
(iii)    No provision of this Plan will affect the continuation coverage rules under COBRA, except that the Company’s payment of any applicable COBRA premiums will be credited as payment by the Participant for purposes of the Participant’s payment required under COBRA. Therefore, the period during which the Participant may elect to continue the Company’s or its Affiliate’s health, dental or vision insurance plan coverage at his or her own expense under COBRA, the length of time during which COBRA coverage will be made available to the Participant, and all other rights and obligations of the Participant under COBRA (except the Company’s obligation, if any, to pay COBRA premiums under this Section 4(b)) will be applied in the same manner that such rules would apply in the absence of this Plan. Upon the conclusion of any COBRA Payment Period, the Participant will be responsible for the entire payment of premiums required under COBRA for the remainder of the COBRA period.
(iv)    For purposes of this Section 4(b), (i) references to COBRA shall be deemed to refer also to analogous provisions of state law, and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by a Participant under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Participant.
(v)    Notwithstanding the foregoing but subject to Section 6, if at any time the Plan Administrator determines, in its sole discretion, that its payment of COBRA premiums on the Participant’s behalf would result in a violation of applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums pursuant to this Section

4(b), the Company will pay to the Participant, on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), and such Special Severance Payment will be made without regard to the Participant’s payment of COBRA premiums and without regard to the expiration of the COBRA period prior to the end of the COBRA Payment Period.
(vi)    Such COBRA premium payments and Special Severance Payments, if any, shall be paid in accordance with Section 6.
(c)    Stock Award Vesting Acceleration. The vesting (and exercisability, if applicable) of all outstanding options to purchase the Company’s ordinary shares, stock appreciation rights or similar rights or other rights with respect to the Company’s ordinary shares, and any other stock awards granted to the Participant pursuant to any equity incentive plan of the Company that are held by the Participant on the date of the Participant’s Covered Termination shall be accelerated in full.
(d)    Other Employee Benefits. All other benefits (such as life insurance, disability coverage and 401(k) plan coverage) provided by the Company or an Affiliate shall terminate as of the date of the Participant’s Covered Termination (except to the extent that a conversion privilege may be available thereunder).
(e)    Additional Benefits. Notwithstanding the foregoing, the Plan Administrator may, in its sole discretion, provide benefits in addition to those pursuant to Sections 4(a), 4(b) and 4(c) to one or more Participants chosen by the Plan Administrator, in its sole discretion, and the provision of any such benefits to a Participant shall in no way obligate the Company to provide such benefits to any other Participant, even if similarly situated.
SECTION 5.    LIMITATIONS ON BENEFITS.
(a)    Release. In order to be eligible to receive benefits under the Plan, a Participant must (i) execute and return to the Company within the applicable time period set forth therein a general waiver and release in substantially the form attached hereto as EXHIBIT A, EXHIBIT B, or EXHIBIT C, as appropriate (a “Release”), and (ii) not revoke the Release within the revocation period (if any) set forth therein; provided, however, that in no event may the applicable time period or revocation period extend beyond sixty (60) days following the date of the Participant’s Covered Termination. The Plan Administrator, in its sole discretion, may modify the form of the Release to comply with applicable law and shall determine the form of the Release, which may be incorporated into a separation agreement or other agreement with the Participant.
(b)    Certain Reductions. The Plan Administrator, in its sole discretion, shall have the authority to reduce or otherwise adjust a Participant’s benefits under the Plan, in whole or in part, by any other severance benefits, pay and benefits in lieu of notice, or other similar benefits payable to the Participant by the Company or an Affiliate that become payable in connection with the Participant’s termination of employment with the Company or an Affiliate pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act (the “WARN Act”), the California Plant Closing Act or any other similar state law, or (ii) any policy or practice of the Company or an Affiliate providing for the Participant to remain on payroll for a limited period of time after being given notice of the termination of the Participant’s employment. The benefits provided under this Plan are intended to satisfy, in whole or in part, any and all statutory obligations of the Company and its Affiliates that may arise out of a Participant’s termination of employment, and the Plan Administrator shall so construe and implement the terms of the Plan. Any reductions that the Company determines to make pursuant to this Section 5(b) shall be made such that any benefit under the Plan shall be reduced solely by any similar type of benefit under such legal requirement, policy or practice (i.e., any cash severance benefits under the Plan shall be reduced solely by any cash severance benefits under such legal requirement, policy or practice, and any continued health insurance benefits under the Plan shall be reduced solely by any continued health insurance benefits under such legal requirement, policy or practice). The Plan Administrator’s decision to apply such reductions to the benefits of one Participant under the Plan and the amount of such reductions shall in no way obligate the Plan Administrator to apply the same reductions in the same amounts to the benefits of any other Participant under the Plan, even if similarly situated. In the Plan Administrator’s sole discretion, such reductions may be applied on a retroactive basis, with benefits previously paid being re-characterized as payments or other benefits pursuant to the Company’s or an Affiliate’s statutory or other obligations.
(c)    Parachute Payments.
(i)    Except as otherwise provided in a written agreement between a Participant and the Company or an Affiliate, if any payment or benefit a Participant will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Plan (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Participant. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
(ii)    Notwithstanding any provision of Section 5(c)(i) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve, to the greatest extent possible, the greatest economic benefit for the Participant as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause) shall be reduced (or eliminated) before

Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not “deferred compensation” within the meaning of Section 409A.
(iii)    The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code shall perform the foregoing calculations. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting such event, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the independent registered public accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Company and the Participant within thirty (30) calendar days after the date on which the Participant’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by the Company or the Participant) or such other time as requested by the Company or the Participant.
(iv)    If the Participant receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 5(c)(i) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, the Participant agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 5(c)(i)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 5(c)(i), the Participant shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.
(d)    Mitigation. Except as otherwise specifically provided herein, a Participant shall not be required to mitigate damages or the amount of any payment provided under this Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Plan be reduced by any compensation earned by a Participant as a result of employment by another employer or any retirement benefits received by the Participant after the date of the Participant’s Covered Termination, except for health continuation coverage provided pursuant to Section 4(b).
(e)    Non-Duplication of Benefits. Except as otherwise specifically provided for herein, no Participant is eligible to receive benefits under this Plan or pursuant to other contractual obligations more than one time. This Plan is designed to provide certain severance benefits to Participants pursuant to the terms and conditions set forth in this Plan. The payments pursuant to this Plan are in addition to, and not in lieu of, any unpaid salary, bonuses, incentive compensation or benefits to which a Participant may be entitled for the period ending with the date of the Participant’s Covered Termination.

SECTION 6.    TIME OF PAYMENT AND FORM OF BENEFITS.
(a)    General Rules. Except as otherwise set forth in the Plan, in the event of a Participant’s Covered Termination, benefits under the Plan shall be paid to the Participant in accordance with the following:
(i)    Any cash severance payment under the Plan shall be paid to the Participant in a single lump sum payment on the sixtieth (60th) day following the date of the Participant’s Covered Termination.
(ii)    Any COBRA premium payments under the Plan shall be paid on a monthly basis during the COBRA Payment Period; provided, however, that the first such payment shall be paid on the sixtieth (60th) day following the date of the Participant’s Covered Termination, in an amount equal to the aggregate amount of COBRA premium payments that the Company would have paid through such sixtieth (60th) day had such payments commenced on the date of the Participant’s Covered Termination, with the balance of such payments paid thereafter on the foregoing monthly schedule.
(iii)    Any Special Severance Payments, if applicable, under the Plan shall be paid on a monthly basis in accordance with Section 4(b)(v); provided, however, that if any Special Severance Payment(s) is payable with respect to the first sixty (60) days following the date of the Participant’s Covered Termination, such Special Severance Payment(s) shall be paid on the sixtieth (60th) day following the date of the Participant’s Covered Termination, with the balance of such payments paid thereafter on the foregoing monthly schedule.
(iv)    The vesting (and exercisability, if applicable) of any Stock Award shall be accelerated pursuant to Section 4(c) on the sixtieth (60th) day following the date of the Participant’s Covered Termination. In order to give effect to the intent of this provision, in the event of a Participant’s Covered Termination, notwithstanding anything to the contrary set forth in any applicable equity incentive plan of the Company or any agreement evidencing a Stock Award, in no event will any portion of the Participant’s Stock Award be forfeited or terminate any earlier than the sixtieth (60th) day following the date of the Participant’s Covered Termination; provided, however, that no provision in the Plan shall affect any provision in any applicable equity incentive plan of the Company or any agreement evidencing a Stock Award that provides for the acceleration of vesting (and exercisability, if applicable) of such Stock Award.
In no event shall payment of any benefit under the Plan be made unless (A) the Participant’s Covered Termination constitutes a “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h) without regard to any alternative definition thereunder (“Separation from Service”)) and (B) the Participant has executed and returned a Release and the revocation period (if any) with respect to such Release has expired in accordance with Section 5(a) prior to the sixtieth (60th) day following the date of the Participant’s Covered Termination.
(b)    Application of Section 409A. It is intended that all of the benefits payable under this Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations 1.409A‑1(b)(4), 1.409A‑1(b)(5) and 1.409A‑1(b)(9), and that this Plan will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Plan (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A‑2(b)(2)(iii)), a Participant’s right to receive any installment payments under this Plan (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding anything to the contrary herein, if the Plan Administrator determines that a Participant is, upon his or her Separation from Service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, (i) the commencement of any benefit payments under the Plan shall be delayed until the earlier of (A) six (6) months and one (1) day after the Participant’s Separation from Service (or such longer period as is required under Section 409A) and (B) the date of the Participant’s death (such applicable date, the “Delayed Initial Payment Date”), and (ii) the Company shall (A) pay the Participant a lump sum amount equal to the sum of any benefit payments that the Participant otherwise would have received through the Delayed Initial Payment Date if the commencement of such benefit payments had not been delayed pursuant to this paragraph and (B) commence paying the balance, if any, of such benefit payments in accordance with the applicable payment schedule.
(c)    Application of Section 252 and 253 of the Companies Act. This Plan is entered into for the benefit of Participants in the ordinary course of their employment. It is not intended to provide for any payment by way of compensation for loss of office or consideration for or in connection with the retirement from office of a director of the Company in connection with the transfer of the whole or any part of the undertaking or property of the Company within the meaning of Section 252 of the Companies Act nor to provide for a payment giving rise to a duty of a director of the Company pursuant to Section 253 of the Companies Act.
(d)    Tax Withholding. All payments under the Plan will be subject to all applicable tax withholding obligations of the Company and any Affiliate, including, without limitation, obligations to withhold for federal, state and local income and employment taxes.
(e)    Indebtedness of Participants. If a Participant is indebted to the Company or an Affiliate on the date of his or her Covered Termination, the Plan Administrator reserves the right to offset any severance payments under the Plan by the amount of such indebtedness.
SECTION 7.    RIGHT TO INTERPRET PLAN; AMENDMENT AND TERMINATION.
(a)    Exclusive Discretion. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan, and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.
(b)    Amendment or Termination. The Company reserves the right to amend or terminate this Plan, or the benefits provided hereunder, at any time; provided, however, that no such amendment or termination shall occur following a Change in Control or a Covered Termination as to any Participant who would be adversely affected by such amendment or termination unless such Participant consents in writing to such amendment or termination. Any action amending or terminating the Plan shall be in writing and executed by a duly authorized officer of the Company.
SECTION 8.    NO IMPLIED EMPLOYMENT CONTRACT.
The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or an Affiliate, or (ii) to interfere with the right of the Company or an Affiliate to discharge any employee or other person at any time, with or without advance notice, and with or without cause, which right is hereby reserved.
SECTION 9.    LEGAL CONSTRUCTION.
This Plan is intended to be governed by and shall be construed in accordance with ERISA and, to the extent not preempted by ERISA, the laws of the State of California.
SECTION 10.    CLAIMS, INQUIRIES AND APPEALS.
(a)    Claims for Benefits and Inquiries. Any claim for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by a claimant (or his or her authorized representative). The Plan Administrator is set forth in Section 12(d). Certain capitalized terms used in this Section 10 are defined in Section 10(e) below.
The Plan must ensure that all Disability Claims and related appeals are adjudicated in a manner designed to ensure the independence and impartiality of the persons involved in making the decision. Accordingly, decisions regarding hiring, compensation, termination, promotion, or other similar matters with respect to any individual (such as a claims adjudicator or medical or vocational expert) must not be made based upon the likelihood that the individual will support the denial of benefits.
(b)    Denial of Claims. The Plan Administrator shall make a benefit determination and communicate its decision, electronically or in writing, to the claimant in accordance with its claim practices, which shall comply with Department of Labor regulations.
(i)    Claims other than Disability Claims. In the event that any claim for benefits that is not a Disability Claim is denied in whole or in part, the Plan Administrator must provide the claimant with Notice of the Adverse Benefit Determination within a reasonable period of time, but not later than ninety (90) days after the Plan Administrator’s receipt of the written claim for benefits, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines that an extension of time for processing is required, written Notice of the extension shall be furnished to the claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of such initial period. The extension Notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the benefit determination.

(ii)    Disability Claims. In the event that any claim for benefits that is a Disability Claim is denied in whole or in part, the Plan Administrator must provide the claimant with Notice of the Adverse Benefit Determination within a reasonable period of time, but not later than forty-five (45) days after the Plan Administrator’s receipt of the written claim for benefits. This period may be extended for up to thirty (30) days, provided that the Plan Administrator both (A) determines that such an extension is necessary due to matters beyond the control of the Plan and (B) notifies the claimant, prior to the expiration of the initial forty-five (45) day period, of the circumstances requiring the extension of time and the date by which the Plan Administrator expects to render a decision. If, prior to the end of the first thirty (30) day extension period, the Plan Administrator determines that, due to matters beyond the control of the Plan, a decision cannot be rendered within the first thirty (30) day extension period, the period for making the determination may be extended for up to an additional thirty (30) days, provided that the Plan Administrator notifies the claimant, prior to the expiration of the first thirty (30) day extension period, of the circumstances requiring the extension and the date as of which the Plan Administrator expects to render a decision. Any Notice of extension under this paragraph shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the claimant shall be afforded at least forty-five (45) days within which to provide the specified information.
(iii)    Content of Notice of Adverse Benefit Determination other than Disability Claims. The Plan Administrator shall provide the claimant with written or electronic Notification of any Adverse Benefit Determination. Any electronic Notification shall comply with the standards imposed by Section 2520.104b-1(c)(i), (iii) and (iv) of Part 29 of the Code of Federal Regulations. Any Notice of Adverse Benefit Determination shall set forth in a manner calculated to be understood by the claimant:
(A)    The specific reason or reasons for the Adverse Benefit Determination;
(B)    Reference to the specific Plan provision(s) on which the Adverse Benefit Determination is based;
(C)    A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(D)    A description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an Adverse Benefit Determination on review.
(iv)    Content of Notice of Adverse Benefit Determination Involving a Disability Claim. In the case of an Adverse Benefit Determination involving a Disability Claim, any Notice of Adverse Benefit Determination shall set forth all of the content listed in Section 10(b)(iii) above plus the following, all provided in a culturally and linguistically appropriate manner as described in Section 2560.503-l(o) of Part 29 of the Code of Federal Regulations:
(A)    If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the Adverse Benefit Determination, either the specific rule, guideline, protocol, or other similar criterion, or a statement that such a rule, guideline, protocol, or other similar criterion does not exist;

(B)    A discussion of the decision, including an explanation of the basis for disagreeing with or not following (x) the views presented by the claimant to the Plan of Health Care Professionals treating the claimant and vocational professionals who evaluated the claimant; (y) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant’s Adverse Benefit Determination, without regard to whether the advice was relied on in making the benefit determination; and (z) a disability determination regarding the claimant presented by the claimant to the Plan made by the Social Security Administration;
(C)    If the Adverse Benefit Determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either (x) an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or (y) a statement that such explanation will be provided free of charge upon request; and
(D)    A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all Relevant Records.
(c)    Request for a Review. Each claimant (or his or her authorized representative) shall have a reasonable opportunity to appeal an Adverse Benefit Determination to an appropriate named fiduciary for a full and fair review of the claim and the Adverse Benefit Determination.
(i)    Claims other than Disability Claims. In the case of a request for review not involving a Disability Claim, the written request for review must be furnished to the Plan Administrator within sixty (60) days following the claimant’s receipt of the Notice of an Adverse Benefit Determination. The claimant shall be provided with an opportunity to submit written comments, documents, records, and other information relating to the claimant’s claim for benefits. The Plan Administrator shall provide the claimant, upon request and free of charge, reasonable access to, and copies of, all Relevant Records. The Plan Administrator’s review of the claimant’s appeal shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. If the claimant fails to request a review within the above-stated period, the claimant shall have waived the right to a review of the denial of his or her claim.
(ii)    Disability Claims. In the case of a request for review involving a Disability Claim, the written request for review must be furnished to the Plan Administrator within one hundred eighty (180) days following the claimant’s receipt of the Notice of an Adverse Benefit Determination. The claimant shall be provided with an opportunity to submit written comments, documents, records, and other information relating to the claimant’s claim for benefits. The Plan Administrator shall provide the claimant, upon request and free of charge, reasonable access to, and copies of, all Relevant Records. The Plan Administrator’s review of the claimant’s appeal shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Further, the Plan Administrator’s review of the claimant’s appeal shall not afford deference to the initial Adverse Benefit Determination and shall be conducted by an appropriate named fiduciary of the Plan who is neither the individual who made the initial Adverse Benefit Determination that is the subject of the appeal, nor the subordinate of such individual. If the claimant fails to request a review within the above-stated period, the claimant shall have waived the right to a review of the denial of his or her claim.

If the appeal involves an Adverse Benefit Determination that is based in whole or in part on a medical judgment, including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate, the appropriate named fiduciary shall consult with a Health Care Professional who has appropriate training and experience in the field of medicine involved in the medical judgment. Such Health Care Professional shall be an individual who is neither an individual who was consulted in connection with the initial Adverse Benefit Determination that is the subject of the appeal, nor the subordinate of any such individual.
The Plan Administrator shall provide the claimant with the identification of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the claimant’s initial Adverse Benefit Determination, without regard to whether the advice was relied upon in making the Adverse Benefit Determination.
Before the Plan Administrator can issue an Adverse Benefit Determination on review involving a Disability Claim, the Plan Administrator shall provide the claimant, free of charge, with any new or additional evidence considered, relied upon, or generated by the Plan Administrator, the Plan, or any other person making the benefit determination (or at the direction of the Plan Administrator, the Plan or such other person) in connection with the claim. Such evidence must be provided as soon as possible and sufficiently in advance of the date on which the Notice of Adverse Benefit Determination on review is required to be provided so as to give the claimant a reasonable opportunity to respond prior to that date.
Furthermore, before the Plan Administrator can issue an Adverse Benefit Determination on review involving a Disability Claim based on a new or additional rationale, the Plan Administrator shall provide the claimant, free of charge, with the rationale. Such rationale must be provided as soon as possible and sufficiently in advance of the date on which the Notice of Adverse Benefit Determination on review is required to be provided to give the claimant a reasonable opportunity to respond prior to that date.
(iii)    Timing of Notice of Benefit Determination on Review. The Plan Administrator shall notify a claimant of its decision on review within a reasonable period of time, but not later than sixty (60) days after the Plan Administrator’s receipt of the claimant’s request for review, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines that an extension of time for processing is required, written Notice of the extension shall be furnished to the claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial sixty (60) day period. The extension Notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review. Notwithstanding the foregoing, if a claimant’s request for review involves a Disability Claim, the references to sixty (60) days in this paragraph shall be replaced by forty-five (45) days.

(iv)    Contents of Notice of Benefit Determination on Review. The Plan Administrator shall provide a claimant with written or electronic Notification of its benefit determination on review. Any electronic Notification shall comply with the standards imposed by Section 2520.104b-1(c)(i), (iii) and (iv) of Part 29 of the Code of Federal Regulations. In the case of an Adverse Benefit Determination, the Notification shall set forth, in a manner calculated to be understood by the claimant:
(A)    The specific reason or reasons for the Adverse Benefit Determination;
(B)    Reference to the specific Plan provision(s) on which the benefit determination is based;
(C)    A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all Relevant Records;
(D)    A statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures described in Section 2560.503-1(c)(3)(iv) of Part 29 of the Code of Federal Regulations;
(E)    A statement of the claimant’s right to bring an action under Section 502(a) of ERISA;
(F)    In the case of an Adverse Benefit Determination involving a Disability Claim, any Notice of Adverse Benefit Determination shall set forth all of the content listed immediately above in this Section 10(c)(iv) plus the following, all provided in a culturally and linguistically appropriate manner as described in Section 2560.503-l(o) of Part 29 of the Code of Federal Regulations:
(1)    The statement of the claimant’s right to bring an action under Section 502(a) of ERISA also shall describe any applicable contractual limitations period that applies to the claimant’s right to bring such an action, including the calendar date on which the contractual limitations period expires for the claim;
(2)    If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the Adverse Benefit Determination, either the specific rule, guideline, protocol, or other similar criterion, or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criterion do not exist;
(3)    If the Adverse Benefit Determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either (x) an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or (y) a statement that such explanation will be provided free of charge upon request; and
(4)    A discussion of the decision, including an explanation or basis for disagreeing with or not following (x) the views presented by the claimant to the Plan of Health Care Professionals treating the claimant and vocational professionals who evaluated the claimant; (y) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant’s Adverse Benefit Determination, without regard to whether the advice was relied on in making the benefit determination; and (z) a disability determination regarding the claimant presented by the claimant to the Plan made by the Social Security Administration.
(v)    Furnishing Documents. In the case of an Adverse Benefit Determination on review, the Plan Administrator shall provide the claimant access to, and copies of, documents, records and other information described in Sections 10(c)(iv)(C), (D), (E) and (F)(1) above, if applicable and as appropriate.
(d)    Calculating Time Periods.
(i)    Calculating Time Periods for Initial Benefit Determination. The period of time within which a benefit determination is required to be made shall begin at the time a claim is filed, without regard to whether all the information necessary to make a benefit determination accompanies the filing. In the case of a Disability Claim, in the event that a period of time for making the benefit determination is extended due to a claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination shall be tolled from the date on which the Notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.
(ii)    Calculating Time Periods for Benefit Determination on Review. The period of time within which a benefit determination on review is required to be made shall begin at the time an appeal is filed, without regard to whether all the information necessary to make a benefit determination on review accompanies the filing. In the event that the period of time for making the benefit determination on review is extended due to a claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall be tolled from the date on which the Notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.
(e)    Definitions for Claims and Appeals Procedures.
(i)    “Adverse Benefit Determination” means any of the following:
(A)    A denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, a benefit, including any such denial, reduction, termination, or failure to provide or make payment that is based on a determination of an individual’s eligibility to participate in the Plan; and
(B)    Any rescission of Disability coverage with respect to an individual (whether or not, in connection with the rescission, there is an adverse effect on any particular benefit at that time). For this purpose, the term “rescission” means a cancellation or discontinuance of coverage that has retroactive effect, except to the extent it is attributable to failure to timely pay required premiums or contributions toward the cost of coverage.
(ii)    “Disability Claim” means a claim for benefits under the Plan based on a Participant’s Covered Termination due to the Participant’s Disability.

(iii)    “Health Care Professional” means a physician or other health care professional who is licensed, accredited, or certified to perform specified health services consistent with applicable state law.
(iv)    “Notice” or “Notification” means the delivery or furnishing of information to an individual in a manner that satisfies the requirements of the Section 2520.104b-1(b) of Part 29 of the Code of Federal Regulations as appropriate with respect to material required to be furnished or made available to an individual.
(v)    “Relevant Records” means any document, record, or other information that:
(A)    The Plan Administrator relied upon in making the benefit determination for the claimant’s claim;
(B)    Was submitted, considered, or generated in the course of making the benefit determination for the claimant’s claim, without regard to whether such document, record, or other information was relied upon in making the benefit determination;
(C)    Demonstrates compliance with the administrative processes and safeguards required pursuant to Section 2560.503-1(b)(5) of Part 29 of the Code of Federal Regulations in making the benefit determination for the claimant’s claim; or
(D)    In the case of a Disability Claim, constitutes a statement of policy or guidance with respect to the Plan concerning the denied treatment option or benefit for the claimant’s diagnosis, without regard to whether such advice or statement was relied upon in making the benefit determination.
(f)    Exhaustion of Remedies.
(i)    Claims other than Disability Claims. In the case of a claim that is not a Disability Claim, no legal action for benefits under the Plan may be brought until the claimant (A) has submitted a written claim for benefits in accordance with the procedures described by Section 10(a) above, (B) has been notified by the Plan Administrator that the claim is denied, (C) has filed a written request for a review of the claim in accordance with the appeal procedure described in Section 10(c) above, and (D) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan fails to establish or follow claims procedures consistent with the applicable Department of Labor regulations, the claimant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim.
(ii)    Disability Claims. In the case of a Disability Claim, if the Plan fails to strictly adhere to all the requirements of these procedures and applicable Department of Labor regulations for Disability Claims, the claimant is deemed to have exhausted the administrative remedies available under the Plan except as provided in the paragraph immediately below. Accordingly, the claimant is entitled to pursue any available remedies under Section 502(a) of ERISA on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim. If a claimant chooses to pursue remedies under Section 502(a) of ERISA under such circumstances, the Disability Claim or appeal is deemed denied on review without the exercise of discretion by an appropriate fiduciary.
Notwithstanding the preceding paragraph, the administrative remedies available under the Plan with respect to Disability Claims will not be deemed exhausted based on de minimis violations that do not cause, and are not likely to cause, prejudice or harm to the claimant so long as the Plan demonstrates that the violation was for good cause or due to matters beyond the control of the Plan and that the violation occurred in the context of an ongoing, good faith exchange of information between the Plan and the claimant. This exception is not available if the violation is part of a pattern or practice of violations by the Plan. The claimant may request a written explanation of the violation from the Plan, and the Plan must provide such explanation within 10 days, including a specific description of its bases, if any, for asserting that the violation should not cause the administrative remedies available under the Plan to be deemed exhausted. If a court rejects the claimant’s request for immediate review under the preceding paragraph on the basis that the Plan met the standards for the exception under this paragraph, the Disability Claim shall be considered as refiled on appeal upon the Plan’s receipt of the decision of the court. Within a reasonable time after receipt of the decision, the Plan shall provide the claimant with Notice of the resubmission.
SECTION 11.    BASIS OF PAYMENTS TO AND FROM PLAN.
The Plan shall be unfunded, and all benefits hereunder shall be paid only from the general assets of the Company.
SECTION 12.    OTHER PLAN INFORMATION.
(a)    Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 98-1032470. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 502.
(b)    Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.
(c)    Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:
Jazz Pharmaceuticals plc
Attn: General Counsel
c/o Jazz Pharmaceuticals, Inc.
3170 Porter Drive
Palo Alto, CA 94304

(d)    Plan Sponsor and Administrator. The “Plan Sponsor” of the Plan is:
Jazz Pharmaceuticals plc
Attn: General Counsel
c/o Jazz Pharmaceuticals, Inc.
3170 Porter Drive
Palo Alto, CA 94304
The “Plan Administrator” of the Plan is as set forth in Section 2(x). The Plan Sponsor’s and Plan Administrator’s telephone number is (650) 496-3777. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.
SECTION 13.    STATEMENT OF ERISA RIGHTS.
Participants in this Plan (which is a welfare benefit plan sponsored by Jazz Pharmaceuticals plc) are entitled to certain rights and protections under ERISA. If you are a Participant, you are considered a participant in the Plan for the purposes of this Section 13 and, under ERISA, you are entitled to:
(a)    Receive Information About Your Plan and Benefits
(i)    Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;
(ii)    Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Plan Administrator may make a reasonable charge for the copies; and
(iii)    Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.
(b)    Prudent Actions By Plan Fiduciaries. In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.
(c)    Enforce Your Rights.
(i)    If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

(ii)    Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.
(iii)    If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.
(iv)    If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
(d)    Assistance With Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
SECTION 14.    GENERAL PROVISIONS.
(a)    Notices. Any notice, demand or request required or permitted to be given by the Company, an Affiliate or a Participant pursuant to the terms of this Plan shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties, in the case of the Company or an Affiliate, at the address set forth in Section 12(d) and, in the case of a Participant, at the address as set forth in the Company’s or Affiliate’s employment file maintained for the Participant as previously furnished by the Participant or such other address as a party may request by notifying the other in writing.
(b)    Transfer and Assignment. The rights and obligations of a Participant under this Plan may not be transferred or assigned without the prior written consent of the Company. This Plan shall be binding upon (i) any surviving Entity resulting from a Change in Control in the event that such surviving Entity is not Jazz Pharmaceuticals plc, (ii) any Entity to which the assets of Jazz Pharmaceuticals plc and its Subsidiaries are sold, leased, exclusively licensed or otherwise disposed of in the event of a Change in Control under Section 2(g)(iv), and (iii) any other Entity or person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by Jazz Pharmaceuticals plc, in each case without regard to whether or not such Entity or person actively assumes the obligations hereunder.

(c)    Waiver. Any party’s failure to enforce any provision or provisions of this Plan shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of this Plan. The rights granted the parties herein are cumulative and shall not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.
(d)    Severability. Should any provision of this Plan be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.
(e)    Section Headings. Section headings in this Plan are included for convenience of reference only and shall not be considered part of this Plan for any other purpose.

The Executive Change in Control and Severance Benefit Plan was established effective as of May 1, 2007.
The Executive Change in Control and Severance Benefit Plan was amended and restated by the Board of Directors of Jazz Pharmaceuticals, Inc. on February 17, 2009.
The Executive Change in Control and Severance Benefit Plan was amended and restated by the Board of Directors of Jazz Pharmaceuticals, Inc. on October 24, 2011.
The Amended and Restated Executive Change in Control and Severance Benefit Plan was assumed by Jazz Pharmaceuticals plc effective as of January 18, 2012.
The Amended and Restated Executive Change in Control and Severance Benefit Plan was amended and restated by the Compensation Committee of the Board of Directors of Jazz Pharmaceuticals plc on February 14, 2012.
The Amended and Restated Executive Change in Control and Severance Benefit Plan was amended and restated by the Compensation Committee of the Board of Directors of Jazz Pharmaceuticals plc on April 24, 2012.
The Amended and Restated Executive Change in Control and Severance Benefit Plan was amended and restated by the Compensation Committee of the Board of Directors of Jazz Pharmaceuticals plc on July 31, 2013.
The Amended and Restated Executive Change in Control and Severance Benefit Plan was amended and restated by the Compensation Committee of the Board of Directors of Jazz Pharmaceuticals plc on February 10, 2016.
The Amended and Restated Executive Change in Control and Severance Benefit Plan was amended and restated by the Compensation Committee of the Board of Directors of Jazz Pharmaceuticals plc on July 31, 2019.

For Employees Age 40 or Older
Individual Termination
EXHIBIT A
RELEASE AGREEMENT (“RELEASE”)
I understand and agree completely to the terms set forth in the Jazz Pharmaceuticals plc Amended and Restated Executive Change in Control and Severance Benefit Plan (the “Plan”).
I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.
I hereby confirm my obligations under my Employee Confidential Information and Inventions Agreement with the Company.
I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, or any other applicable law or leave of absence policy, and I have not suffered any on-the-job injury for which I have not already filed a claim for workers compensation benefits.
In exchange for the consideration provided to me by this Release that I am not otherwise entitled to receive, I hereby generally and completely release Jazz Pharmaceuticals plc, Jazz Pharmaceuticals, Inc., my employer entity (if not Jazz Pharmaceuticals, Inc.), and their respective current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release (collectively, the “Released Claims”).
The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment, or the termination of that employment; (2) all claims related to my compensation or benefits from my employer (or any parent or subsidiary entities or affiliates of my employer), including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in Jazz Pharmaceuticals plc or any of its parent or subsidiary entities or affiliates; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the California Labor Code (as amended), the California Fair Employment and Housing Act (as amended), the Pennsylvania Equal Pay Law, the Pennsylvania Wage Payment and Collection Law, the City of Philadelphia Fair Practices Code, and the Pennsylvania Human Relations Act.
Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with any of the Released Parties to which I am a party, the charter, bylaws, or operating agreements of the Released Parties, or under applicable law; or (2) any rights which are not waivable as a matter of law. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any other government agency, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the Released Claims is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (1) the Released Claims do not apply to any rights or claims that arise after the date I sign this

Release; (2) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (3) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily to sign it sooner); (4) I have seven (7) days following the date I sign this Release to revoke it by providing written notice to the General Counsel of my employer or of Jazz Pharmaceuticals plc; and (5) this Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (the “Release Effective Date”).
I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder, including but not limited to any unknown or unsuspected claims.

I acknowledge that I must sign and return this Release to the Company so that it is received not later than twenty-one (21) days following the date it is provided to me.

EXECUTIVE

Name:

Date:

For Employees Age 40 or Older
Group Termination
EXHIBIT B
RELEASE AGREEMENT (“RELEASE”)
I understand and agree completely to the terms set forth in the Jazz Pharmaceuticals plc Amended and Restated Executive Change in Control and Severance Benefit Plan (the “Plan”).
I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.
I hereby confirm my obligations under my Employee Confidential Information and Inventions Agreement with the Company.
I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, or any other applicable law or leave of absence policy, and I have not suffered any on-the-job injury for which I have not already filed a claim for workers compensation benefits.
In exchange for the consideration provided to me by this Release that I am not otherwise entitled to receive, I hereby generally and completely release Jazz Pharmaceuticals plc, Jazz Pharmaceuticals, Inc., my employer entity (if not Jazz Pharmaceuticals, Inc.), and their respective current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release (collectively, the “Released Claims”).
The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment, or the termination of that employment; (2) all claims related to my compensation or benefits from my employer (or any parent or subsidiary entities or affiliates of my employer), including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in Jazz Pharmaceuticals plc or any of its parent or subsidiary entities or affiliates; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the California Labor Code (as amended), the California Fair Employment and Housing Act (as amended), the Pennsylvania Equal Pay Law, the Pennsylvania Wage Payment and Collection Law, the City of Philadelphia Fair Practices Code, and the Pennsylvania Human Relations Act.
Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with any of the Released Parties to which I am a party, the charter, bylaws, or operating agreements of the Released Parties, or under applicable law; or (2) any rights which are not waivable as a matter of law. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any other government agency, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the Released Claims is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (1) the Released Claims do not apply to any rights or claims that arise after the date I sign this Release; (2) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (3) I have forty-five (45) days to consider this Release (although I may choose to voluntarily to sign it sooner); (4) I have seven (7) days following the date I sign this Release to revoke it by providing written notice to the General Counsel of my employer or of Jazz Pharmaceuticals plc; and (5) this Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (the “Release Effective Date”).
I have received with this Release a written disclosure of all of the information required by the ADEA, including without limitation a list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees in the same job classification or organizational unit who were not terminated, along with information on the eligibility factors used to select employees for the group termination and any time limits applicable to this group termination program.
I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder, including but not limited to any unknown or unsuspected claims.

I acknowledge that I must sign and return this Release to the Company so that it is received not later than forty-five (45) days following the date this Release and the ADEA disclosure form is provided to me.

EXECUTIVE

Name:

Date:

For Employees under Age 40
Individual and Group Termination
EXHIBIT C
RELEASE AGREEMENT (“RELEASE”)
I understand and agree completely to the terms set forth in the Jazz Pharmaceuticals plc Amended and Restated Executive Change in Control and Severance Benefit Plan (the “Plan”).
I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.
I hereby confirm my obligations under my Employee Confidential Information and Inventions Agreement with the Company.
I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, or any other applicable law or leave of absence policy, and I have not suffered any on-the-job injury for which I have not already filed a claim for workers compensation benefits.
In exchange for the consideration provided to me by this Release that I am not otherwise entitled to receive, I hereby generally and completely release Jazz Pharmaceuticals plc, Jazz Pharmaceuticals, Inc., my employer entity (if not Jazz Pharmaceuticals, Inc.), and their respective current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release (collectively, the “Released Claims”).
The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment, or the termination of that employment; (2) all claims related to my compensation or benefits from my employer (or any parent or subsidiary entities or affiliates of my employer), including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in Jazz Pharmaceuticals plc or any of its parent or subsidiary entities or affiliates; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Labor Code (as amended), the California Fair Employment and Housing Act (as amended), the Pennsylvania Equal Pay Law, the Pennsylvania Wage Payment and Collection Law, the City of Philadelphia Fair Practices Code, and the Pennsylvania Human Relations Act.

C-1

Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with any of the Released Parties to which I am a party, the charter, bylaws, or operating agreements of the Released Parties, or under applicable law; or (2) any rights which are not waivable as a matter of law. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any other government agency, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.
I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder, including but not limited to any unknown or unsuspected claims.
I acknowledge that I must sign and return this Release to the Company so that it is received not later than fourteen (14) days following the date it is provided to me.

EXECUTIVE

Name:

Date:

C-2